Exhibit 4.18

English Translation

Dated May 31, 2007

Thinkplus Investments Limited

(as the issuer)

AND

Global Mission Limited

(as the subscriber)

Subscription Agreement

THIS SUBSCRIPTION AGREEMENT (“this Agreement”) is entered into by and between the parties below in Beijing, China as of May 31, 2007:

Thinkplus Investments Limited, a corporation incorporated under the laws of the Cayman Islands, whose registered address is Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies, hereinafter referred to as the “Company”;

And

Global Mission Limited, a corporation incorporated under the laws of the British Virgin Islands, whose registered address is 2nd floor, Abbott Building Road Town, Tortola, British Virgin Islands, hereinafter referred to as the “Subscriber”.

The Company and the Subscriber are collectively referred to as the “Parties” and individually as a “Party”.

RECITAL:

A.	Subject to the terms and conditions of this Agreement, the Company agrees to issue Company Shares and Stock Options to the Subscriber and pay cash to the Subscriber, and the Subscriber agrees to subscribe for the said Company Shares and Stock Options, accept the said cash and undertake non-competition obligations to the Company.

B.	The obligations of the Parties referred to in Recital A are subject to satisfaction or waiver of the conditions precedent hereunder.

THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

Article 1 Definitions

1.1	Special Definitions

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

(a)	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the PRC or Hong Kong Special Administrative Region (“Hong Kong”) are authorized or obliged by applicable law to be closed.

(b)	“Completion” means the Tranche A Completion or Tranche B Completion, as the case may be.

(c)	“Confidential Information” means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this Agreement relating to the business, technology or other affairs of the Party who provides the information, but excluding the information which:

(i)	is in or becomes part of the public domain other than through a breach of this Agreement or an obligation of confidence owed to the party to whom the information belongs;

(ii)	the recipient of the information can prove was already known to it at the time of disclosure by the party to whom the information belongs (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(iii)	the recipient acquires from a source other than the party to whom the information belongs, where such source is entitled to disclose it.

(d)	“Security Interest” means any mortgage, claim, equity interest, lien, option, pledge, security interest, right of first refusal, right of acquisition, right of detention, retention of title, right of offsetting, counter claim, trust arrangement or other types of similar encumbrances (including those relating to use, voting, transfer, obtaining of income or exercising of other owner’s equity).

(e)	“Equity Transfer Contract” means the Equity Transfer Contract regarding transfer of 48.99% equity in the Octiga Japan Inc. (Worksoft Japan Inc.) from Tang Jinsong to the company concluded by the company and Tang Jinsong on the execution date of this Agreement.

(f)	“IPO” means the Company’s initial public offering at any stock exchange.

(g)	“JPY” means Japanese Yen, the lawful currency of Japan.

(h)	“Net Assets” shall have the meaning as ascribed to such term under the US GAAP.

(i)	“Net Profits” shall have the meaning as ascribed to such term under the US GAAP.

(j)	“Qualified Employees” means the employees of Worksoft Japan Inc. which are defined by the Subscriber as being eligible for the Stock Options.

(k)	“Shares” means the ordinary shares of the Company.

(l)	“Tranche A Completion” means the completion of the issue and allotment of the Tranche A Shares, the Company’s undertaking on issuance of the Tranche A Stock Options in accordance with this Agreement.

(m)	“Tranche B Completion” means the completion of the issue and allotment of the Tranche B Shares and Tranche B Cash Payment.

(n)	“Tranche A Completion Date” means the 15th Business Day after the fulfillment of the last condition precedent under Article 2.3 or any other date as agreed upon by the Company and the Subscriber.

(o)	“Tranche B Completion Date” means August 1, 2008.

(p)	“Tranche A Shares” means the Shares to be subscribed for by the Subscriber pursuant to Article 2 of this Agreement.

(q)	“Tranche B Shares” means the Shares to be subscribed for by the Subscriber pursuant to Article 4 of this Agreement.

(r)	“Tranche A Stock Options” means the stock options to be issued by the Company to the Qualified Employees pursuant to Article 2 of this Agreement and the Company’s stock option plan dated November 3, 2005.

(s)	“Tranche B Cash Payment” means the cash payment to be made by the Company to the Subscriber pursuant to Article 4 of this Agreement.

(t)	“USD” means US dollars, the lawful currency of the United State of America.

(u)	“US GAAP” means the general accepted accounting principles in the United States of America.

1.2	Other Terms

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.

Article 2 Tranche A Shares and Tranche A Stock Options

2.1	Tranche A Shares and Tranche A Stock Options

(a)	The Company agrees to issue and allot and the Subscriber agrees to subscribe for the Tranche A Shares on the terms and conditions of this Agreement;

(b)	The Company hereby undertakes to issue the Tranche A Stock Options to the Qualified Employees prior to the Tranche B Completion Date on the terms and conditions of this Agreement and the Company’s Stock Option Plan dated November 3, 2005;

2.2	Consideration for Tranche A Shares and Tranche A Stock Options

As a consideration for Tranche A Shares and Tranche A Stock Options, the Subscriber undertakes that from the date of this Agreement until December 31, 2010, it will not compete with the Company and Worksoft Japan Inc. in any way, including, not limited to, by setting up joint venture or partnership, recruiting the employees of the Company and Worksoft Japan Inc., making contract arrangements or providing funds.

2.3	Conditions for Tranche A Completion

Tranche A Completion is conditional on:

(a)	(Audit on Worksoft Japan Inc. for Year 2006) the financial statements of Worksoft Japan Inc. for the year of 2006 have been audited by the accounting firm designated by the Company in accordance with the US GAAP.

(b)	(Shareholders’ Approval) the shareholders of the Company in respect of both ordinary shares and preferred shares has approved the Company to issue the Tranche A Shares and Tranche A Stock Options.

(c)	(Board approval) the board of directors of the Company has duly approved the Company to issue the Tranche A Shares and Tranche A Stock Options.

(d)	(Governmental Approvals) if legally required, the Subscriber has obtained all necessary governmental approvals for the subscription of the Tranche A Shares and Tranche A Stock Options and produced the approval documents to the Company.

(e)	(Completion of Equity Transfer) the Equity Transfer Contract has been concluded by the Company and Tang Jinsong and the board of directors of Worksoft Japan Inc. has passed this Contract and the contemplated equity transfer matter therein; the equity transfer under the Equity Transfer Contract has been completed, and the Company has been registered with the competent registrar as the shareholder of Worksoft Japan Inc. and holds 99.99% equity of Worksoft Japan Inc.; all the directors of Worksoft Japan Inc. shall be appointed by the Company and such directors have been registered with the registrar of Worksoft Japan Inc.

(f)	(Signing of Employment Agreement and Non-competition Agreement) Tang Jinsong (Chinese ID number:432502197110250013) has entered into employment agreement and non-competition agreement with Worksoft Japan Inc. (collectively referred to as the “Employment Agreements”) whose term is from the date of this Agreement to May 31, 2010.

(g)	(Representations and Warranties) on the Tranche A Completion Date, the representations and warranties of the Subscriber under Article 7.1 of this Agreement and representations and warranties of Tang Jinsong in the Equity Transfer Contract (if any) shall be true and correct in all material respects, and the Subscriber shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Tranche A Completion Date.

The Parties hereby agree that the conditions precedent under this Article 2.3 shall be satisfied or waived by the Company in writing by June 15, 2007.

2.4	Determination of Number of the Tranche A Shares

The number of Shares for the Tranche A Shares shall be calculated as follows:

X=	A - B
C x D

X = the number of the Tranche A Shares

A = JPY 29,880,000

B = the net asset value of Worksoft Japan Inc. as of April 30, 2007 in the balance sheet provided by Worksoft Japan Inc.– the net asset value of Worksoft Japan Inc. shown in the balance sheet of Worksoft Japan Inc. as of April 30, 2007 audited by an accounting firm designated by the Company. In addition, during the period from April 30, 2007 until the date on which the conditions set forth in Article 2.3(e) hereof have been satisfied, Worksoft Japan Inc.’s net profits audited by an accounting firm designated by the Company may not be less than monthly average of Worksoft Japan Inc.’s net profits audited by an accounting firm designated by the Company during the period from January 1, 2007 to April 30, 2007, otherwise the balance shall be calculated into the figure of B.

For avoidance of doubt, if the figure of B dividing the net asset value of Worksoft Japan Inc. as of April 30, 2007 in the balance sheet provided by Worksoft Japan Inc. turns out to be less than five percent (5%), the figure of B shall be deemed as zero.

C = (i) if the conditions set forth in Article 2.3(e) have been satisfied before June 1, 2007 (inclusive), then C shall be US$5.00

(ii) if the conditions set forth in Article 2.3(e) have been satisfied after June 1, 2007 but before June 15, 2007 (inclusive), then C shall be US$5.50

(iii) if the conditions set forth in Article 2.3(e) have been satisfied later than June 15, 2007 and the parties hereto agree to resume the performance of this Agreement, then the figure of C shall be separately determined by both parties.

D = 121.61, the exchange rate between USD and JPY published by the Bank of Japan on May 31, 2007

2.5	Determination of Number of the Tranche A Stock Options

The number of the Tranche A Stock Options shall be calculated as follows:

Y=	JPY 7,470,000
C x D

Y = the number of the Tranche A Stock Options

C and D shall have the meaning ascribed to in Article 2.4.

The exercise price of each Tranche A Stock Option shall be based on the Share price of the Company at the time of the actual grant of such option and be consistent with the exercise price of stock options granted by the Company to other employees at that time.

2.6	Reasonable Endeavors

Each Party must use its reasonable endeavors to obtain the fulfillment of the conditions precedent as described under Article 2.3, including procuring the performance by a third party. The Parties must keep each other informed of any circumstance which may result in any condition precedent under Article 2.3 not being satisfied in accordance with its terms hereof.

Article 3 Tranche A Completion

3.1	Time and Place of Completion

Tranche A Completion will take place at 11a.m. on the Tranche A Completion Date at the office of the Company at 3rd Floor, Building 8, Zhongguancun Software Park, Beijing, PRC or at any other time and place as otherwise agreed upon by the Company and the Subscriber.

3.2	Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche A Completion, the Subscriber shall:

(a)	Deliver the Employment Agreements signed by Tang Jinsong and Worksoft Japan Inc. to the Company;

(b)	Deliver the following documents to the company to prove that the Company has been registered with the competent registrar as the shareholder of Worksoft Japan Inc. and holds 99.99% equity thereof; the directors appointed by the Company have been registered with the registrar of Worksoft Japan Inc. as all the directors of Worksoft Japan Inc.

3.3	Company’s Obligations at Completion

Unless otherwise waived in writing by the Subscriber, at the Tranche A Completion, the Company shall:

(a)	By fax, instruct its registration agent to issue the Tranche A Shares to the Subscriber. The Company shall deliver the share certificate of the Tranche A Shares to the Subscriber within 10 business days after the Tranche A Completion.

(b)	Explain to the subscriber the number of Tranche A Stock Options determined in accordance with Article 2.5 hereof.

Article 4 Tranche B Shares and Tranche B Cash Payment

4.1	Tranche B Shares and Tranche B Cash Payment

As the inducement for the Subscriber to enter into this Agreement and as consideration described in Article 4.2, the Company agrees to:

(a)	Issue and allot, and the Subscriber agrees to subscribe for the Tranche B Shares on the terms and conditions of this Agreement;

(b)	Make the Tranche B Cash Payment to the Subscriber.

4.2	Consideration for Tranche B Shares and Tranche B Cash Payment

As a consideration for Tranche B Shares and Tranche B Cash Payment, the Subscriber undertakes that from the Tranche B Completion Date until December 31, 2010, it will not compete with the Company and Worksoft Japan Inc. in any way, including, not limited to, by setting up joint venture or partnership, recruiting the employees of the Company and Worksoft Japan Inc., making contract arrangements or providing funds.

4.3	Conditions for Tranche B Completion

Tranche B Completion is conditional on:

(a)	(Audit on Worksoft Japan Inc., for 12 months) the financial statement of Worksoft Japan Inc. for 12 months from the dated on which the conditions set forth in Article 2.3(e) have been satisfied has been audited by the accounting firm designated by the Company in accordance with the US GAAP.

(b)	(Shareholders’ Approval) the shareholders of the Company in respect of both ordinary shares and preferred shares has approved the Company to issue the Tranche B Shares and make the Tranche B Cash Payment.

(c)	(Board approval) the board of directors of the Company has duly approved the Company to issue the Tranche B Shares and make the Tranche B Cash Payment.

(d)	(Governmental Approvals) if legally required, the Subscriber has obtained all necessary governmental approvals for the subscription of the Tranche B Shares and acceptance of the Tranche B Cash payment and produced the approval documents to the Company.

(e)	(Representations and Warranties) on the Tranche B Completion Date, the representations and warranties of the Subscriber under Article 7.1 of this Agreement and representations and warranties of Tang Jinsong in the Equity Transfer Contract shall be true and correct in all material respects, and the Subscriber shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Tranche B Completion Date.

4.4	Determination of Number of the Tranche B Shares and Amount of Tranche B Cash Payment

(a)	The total amount of values of the Tranche B Shares and Tranche B Cash Payment (“Total Tranche B Amount”) shall be calculated as follows:

U= E – F – JPY 10,500,000

U=Total Tranche B Amount

E= (G + H)x I

G= the Net Profits of Worksoft Japan Inc. in the 12 months after the date when the conditions as set forth in Article 2.3(e) are satisfied, as audited by an accounting firm designated by the Company.

H= the aggregate of the profits attributable to the Subscriber under each service contract

“Service Contract” means the contracts developed by the Subscriber and signed by the Company or its subsidiary engaged in Japan business (“Japan BU”) with any Japanese economic entity with respect to the rendering by Japan BU of software development, quality test and other services to such Japanese economic entity, in the 12 months after the date when the conditions as set forth in Article 2.3(e) are satisfied.

The profits attributable to the Subscriber under each Service Contract shall be calculated as follows:

H=a x b

H= the profits attributable to the Subscriber under each Service Contract

a= the income in JPY obtained by Japan BU from such service contract, recognized under the US GAAP

b=(i) If the service provided by Japan BU under such service contract is software development service and the monthly rate of each engineer (“Monthly Unit Price”) is less than JPY 220,000, then, b=(monthly unit price – JPY 200,000)/JPY1,000,000 +5%

(ii) If the service provided by Japan BU under such service contract is quality test service and monthly unit price is less than JPY 220,000, then, b=(monthly unit price – JPY 170,000)/JPY1,000,000 +5%

(iii) Regardless of the service provided by Japan BU under such service contract, as long as monthly unit price is not less than JPY 220,000, then, b=[(monthly unit price – JPY 220,000)/JPY1,000,000] x 1.5 + 7%

(iv) Regardless of the service provided by Japan BU under such service contract, as long as monthly unit price is not less than JPY 250,000, then, b=[(monthly unit price – JPY 250,000)/JPY500,000] + 11.5%

I=(i) If the operating income of Worksoft Japan Inc. is not less than JPY 220,000,000 in the 12 months after the date when the conditions as set forth in Article 2.3(e) are satisfied, and the aggregate of G+H is not less than JPY 27,000,000, the figure of I shall be 1. Then, if E turns out to be above JPY37,350,00, the figure of E shall be deemed as JPY37,350,000.

(ii) If the operating income of Worksoft Japan Inc is less than JPY 220,000,000 in the 12 months after the date when the conditions as set forth in Article 2.3(e) are satisfied, or the aggregate of G+H is less than JPY 27,000,000, the figure of I shall be 0.5.

F= the aggregate of Worksoft Japan Inc’s accounts receivable and other non-performing assets occurring before the conditions as set forth in Article 2.3(e) are satisfied and not collected by June 30, 2008

Then, if U is less than zero, the number of Tranche B Shares and amount of Tranche B Cash Payment shall be zero. Without prejudice to the other provisions of this Agreement, both parties do not need to perform the Tranche B Completion as stated in Article 5 of this Agreement; the amount of the second installment of the equity transfer price that shall be paid on August 1, 2008, as specified in Article 2 of the Equity Transfer Contract, shall be adjusted to (JPY 10,500,000 +U).

(b) The number of Tranche B Shares shall be calculated as follows:

V=	U – JPY4,440,000
J x K

V= the number of Tranche B Shares

U shall have the meaning ascribed to in Article 4.4(a).

J=(i) If the Company has completed its IPO on the Tranche B Completion Date, J shall be the average closing price of Company’s shares within 2 weeks prior to the Tranche B Completion Date.

(ii) If the Company has not completed its IPO on the Tranche B Completion Date, J shall be the exercise price of the stock options issued by the Company at that time.

K= the exchange rate between USD and JPY published by the Bank of Japan on the day immediately prior to the Tranche B Completion Date.

(c) The amount of Tranche B Cash Payment shall be calculated as follows:

W =	JPY4,440,000
K

W=the amount of Tranche B Cash Payment

K shall have the meaning ascribed to in Article 4.4(b).

(d) Both parties hereby confirm that if the Net Profits of Worksoft Japan Inc. in the 12 months after the date when the conditions as set forth in Article 2.3(e) are satisfied, as audited by an accounting firm designated by the Company, are less than JPY 20,000,000, the Company shall be entitled to repurchase all the outstanding Tranche A Shares from the Subscriber with the C figure under Article 2.4 as the per share price.

4.5	Reasonable Endeavors

Each Party must use its reasonable endeavors to obtain the fulfillment of the conditions precedent as described under Article 4.3, including procuring the performance by a third party. The Parties must keep each other informed of any circumstance which may result in any condition precedent under Article 4.3 not being satisfied in accordance with its terms hereof.

Article 5 Tranche B Completion

5.1	Time and Place of Completion

Tranche B Completion will take place at 11a.m. on the Tranche B Completion Date at the office of the Company at 3rd Floor, Building 8, Zhongguancun Software Park, Beijing, PRC or at any other time and place as otherwise agreed upon by the Company and the Subscriber.

5.2	Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche B Completion, the Subscriber shall deliver to the Company the written information on the bank account designated by it to receive the Tranche B Cash Payment.

5.3	Company’s Obligations at Completion

Unless otherwise waived in writing by the Subscriber, at the Tranche B Completion, the Company shall:

(a)	By fax, instruct its registration agent to issue the Tranche B Shares to the Subscriber. The Company shall deliver the share certificate of the Tranche B Shares to the Subscriber within 10 business days after the Tranche B Completion.

(b)	Instruct its bank to remit the Tranche B Cash Payment into the bank account designated by the Subscriber in the form of immediately available U.S. fund.

Article 6 Representations and Warranties by the Company

6.1	Accuracy of Representations

The Company represents and warrants to the Subscriber that each of the following representations is true and accurate and not misleading in any material respect on the date of this Agreement and will be true and accurate and not misleading in any material respect as at the Tranche A Completion Date and Tranche B Completion Date:

(a)	(Organization, Good Standing and Qualification) It is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted;

(b)	(Power) It has the power to execute and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c)	(Binding Obligation) This Agreement constitutes a valid and binding obligation enforceable in accordance with its provisions;

(d)	(No Breach) This Agreement, Tranche A Completion and Tranche B Completion do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

6.2	Separate Warranties

Each representation or warranty is to be treated as a separate representation or warranty.

Article 7 Representations and Warranties by the Subscriber

7.1	Accuracy of Representations

The Subscriber represents and warrants to the Company that each of the following representations is true and accurate and not misleading in any material respect on the date of this Agreement and will be true and accurate and not misleading in any material respect as at the Tranche A Completion Date and Tranche B Completion Date:

(a)	(Organization, Good Standing and Qualification) It is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted;

(b)	(Power) It has the power to execute and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c)	(Binding Obligation) This Agreement constitutes a valid and binding obligation enforceable in accordance with its provisions;

(d)	(No Breach) This Agreement, Tranche A Completion and Tranche B Completion do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(e)	(Compliance with Laws) It is not required to obtain any consents or approvals from, or file a record with, any third party or government authority in connection with the Tranche A Completion and Tranche B Completion;

(f)	(Solvency) It is able to pay its debts as and when they fall due;

(g)	(Enforceability of Contract) The Equity Transfer Contract is lawful and valid according to any applicable laws and shall be enforceable accordingly.

(h)	(Full Contribution) Tang Jinsong has fully pay off his capital contribution in the registered capital of Worksoft Japan Inc. or fully pay the relevant amounts payable due to his subscribing the equity of Worksoft Japan Inc.

(i)	(No Encumbrance)Tang Jinsong shall own all rights as well as full and valid right of disposal regarding the equity transferred to the company under the Equity Transfer Contract, any security interest dose not or may not be created on such equity. Upon the execution of the Equity Transfer Contract, the Company shall promptly obtain all rights and interest with respect of such equity without any limitation.

7.2	Separate Warranties

Each representation or warranty is to be treated as a separate representation or warranty.

7.3	Agreement

As a shareholder of the Company after the Tranche A Completion, the Subscriber agrees to be bound by all the terms and provisions of the memorandum and articles of association of the Company.

Article 8 Confidentiality

All Confidential Information exchanged between the Parties under this Agreement or during the negotiations preceding this Agreement is confidential to them and may not be disclosed to any person except:

8.1	employees, legal advisers, auditors and other consultants of a Party or its affiliates requiring the information to the necessary extent;

8.2	with the consent of the Party who supplied the information; or

8.3	if a Party is required to do so by law or a stock exchange.

Article 9 Announcements

9.1	Public Announcements

Subject to Article 9.2, neither Party may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement, unless it has first obtained the other Party’s prior written consent. That consent is not to be unreasonably withheld or delayed.

9.2	Public Announcements Required by Law

Article 9.1 does not apply to a public announcement, communication or circular required by relevant laws or regulations or the rules of a stock exchange, but the Party required to make or send it shall first notify the other Party.

Article 10 Costs

The Company and the Subscriber shall pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this Agreement and other related documentation.

Article 11 Notices

Any notice required to be made or given by either Party pursuant to this Agreement shall be sent by hand delivery, registered mail (postage prepaid) (if mailed to an overseas address, by airmail) or fax to the address or fax number of the other Party as set forth herein or for the propose of notices, such other address or fax number as may be notified by the other Party in writing from time to time (at least 5 business days in advance). Such notice shall be deemed to be served on the recipient: if by hand delivery, at the time of delivery; if by fax, at the time of sending; if by registered mail (postage prepaid), 48 hours (72 hours if being airmailed overseas) after posting. The following contents can fully prove the service of notice: if by hand delivery and registered mail (postage prepaid), address is correct, notice has been appropriately delivered, posted and (as the case may be) and notice has been appropriately received; if by fax transmission, sending fax machine receives an acknowledgement message:

If to the Company:

Attn.: Sidney X. Huang

Address: 3F, No.8 Building, Zhongguancun Software Park, Beijing, China

Fax: 86 (10) 8282-5058

If to the Subscriber:

Attn.: Tang Jinsong

Address: 5-6-39-1004 Yasio, Shinagawa-Ku, Tokyo, Japan

Fax: 81-3-5730-4352

Article 12 Applicable Law and Dispute Resolution

12.1	Applicable Law

This Agreement shall be governed by and construed by the laws of Hong Kong.

12.2	Dispute Resolution

Any dispute or controversy arising from or in connection with this Agreement shall be resolved by the Parties through negotiations. In case no resolution can be reached within thirty (30) days after a Party makes a request for resolution through negotiations, such Party B may refer such dispute to Hong Kong International Arbitration Center for arbitration in accordance with its arbitration rules then in effect. Arbitral award shall be final and binding upon the Parties.

Article 13 Effectiveness

This Agreement shall go into effect as of the date when it is signed by the duly authorized representatives of the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Subscription Agreement to be executed by their duly authorized representatives as of the date first above written.

Company
Thinkplus Investments Limited

By:	/s/ Chen Shuning
Name:	Chen Shuning
Title:	Chairman

Subscriber
Global Mission Limited

By:	/s/ Tang Jinsong
Name:	Tang Jinsong
Title:	Director